Exhibit 10.7

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$5,858,134.26	03-05-2019	03-01-2024	4011782	8100		403

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item. Any item above containing “***” has been omitted due to text length limitations.

Borrower:	LF3 Cedar Rapids, LLC	Lender:	Western State Bank
	LF3 Cedar Rapids TRS, LLC		West Fargo
	1635 43rd Street South, Suite 205		P.O. Box 617
	Fargo, ND 58103		755 13th Ave E
West Fargo, ND 58078

Principal Amount: $5,858,134.26	Date of Note: March 5, 2019

PROMISE TO PAY. LF3 Cedar Rapids, LLC; and LF3 Cedar Rapids TRS, LLC (“Borrower”) jointly and severally promise to pay to Western State Bank (“Lender”), or order, in lawful money of the United States of America, the principal amount of Five Million Eight Hundred Fifty-eight Thousand One Hundred Thirty-four & 26/100 Dollars ($5,858,134.26) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the “INTEREST CALCULATION METHOD” paragraph using the interest rates described in this paragraph: 12 monthly consecutive interest payments, beginning April 1, 2019, with interest calculated on the unpaid principal balances using an interest rate of 5.330% per annum based on a year of 360 days; 47 monthly consecutive principal and interest payments of $34,350.00 each, beginning April 1, 2020, with interest calculated on the unpaid principal balances using an interest rate of 5.330% per annum based on a year of 360 days; and one principal and interest payment of $5,467,647.10 on March 1, 2024, with interest calculated on the unpaid principal balances using an interest rate of 5.330% per annum based on a year of 360 days. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; then to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing this Note; and then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing. All payments must be made in U.S. dollars and must be received by Lender consistent with any written payment instructions provided by Lender. If a payment is made consistent with Lender’s payment instructions but received after West Fargo/Fargo: 7:00 PM Central Standard Time; Devils Lake: 6:00 PM Central Standard Time, Lender will credit Borrower’s payment on the next business day.

ESCROW PROVISION. LF3 Cedar Rapids, LLC and LF3 Cedar Rapids TRS, LLC will be required to escrow for real estate taxes at the Bank for all properties securing this promissory note. The initial monthly escrow amount will be as follows: (subject to change annually)

1230 Collins Road NE, Cedar Rapids, IA 52402; $9,665.00

LF3 Cedar Rapids, LLC and LF3 Cedar Rapids TRS, LLC will be responsible to ensure the real estate taxes of the subject property or properties are paid in full by the County Treasurer deadline, whether the Bank pays the real estate taxes directly on LF3 Cedar Rapids, LLC and LF3 Cedar Rapids TRS, LLC’s behalf or not. The Bank will not be liable if the real estate tax escrow has insufficient funds to pay for the property taxes. If the escrow balance is less than the amount due to the County Treasurer on the due date, LF3 Cedar Rapids, LLC and LF3 Cedar Rapids TRS, LLC will be responsible to immediately deposit additional funds to cover the full amount of real estate taxes due. Bank will not cover escrow shortfalls. Any excess escrow funds may be refunded to LF3 Cedar Rapids, LLC and LF3 Cedar Rapids TRS, LLC upon the their request contingent upon the Bank’s analysis of the next real estate tax payment due, the current balance of the escrow account, and future escrow payments.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT PENALTY. Upon prepayment of this Note, Lender is entitled to the following prepayment penalty: The Borrowers will incur a prepayment penalty equal to 2% of the principal balance of this loan that is paid within the first 12 months of the loan.

At the one-year anniversary, the Borrowers will incur a declining prepayment penalty of 3%, 2%, 1% and 1% of the principal balance of this loan that is paid within the following 4-year period from any proceeds. The prepayment penalty will be 3% of the principal balance if paid within year two, 2% in year three and 1% in any of the remaining two years. The Borrower is not permitted to pre-pay the principal on this loan more than 5% per year. Anything in excess of this amount would require prior written Bank approval. The Bank would waive the prepayment penalty if the property were to be sold in an arms-length transaction to an independent third party or refinanced onto the secondary market. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Western State Bank, West Fargo, P.O. Box 617 West Fargo, ND 58078.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding an additional 3.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. After maturity, or after this Note would have matured had there been no default, the Default Rate Margin will continue to apply to the final interest rate described in this Note. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower’s existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

EXPENSES. If Lender institutes any suit or action to enforce any of the terms of this Note, Lender shall be entitled to recover such sum as the court may adjudge reasonable. Whether or not any court action is involved, and to the extent not prohibited by law, all reasonable expenses Lender incurs that in Lender’s opinion are necessary at any time for the protection of its interest or the enforcement of its rights shall become a part of the loan payable on demand and shall bear interest at the Note rate from the date of the expenditure until repaid. Expenses covered by this paragraph include, without limitation, however subject to any limits under applicable law, Lender’s expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals, to the extent permitted by applicable law. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of North Dakota without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of North Dakota.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Cass County, State of North Dakota.

RIGHT OF SETOFF. To the extent permitted by applicable law. Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instruments listed herein:

(A)       a Mortgage dated March 5, 2019, to Lender on real property located in Linn County, State of Iowa.

(B)       an Assignment of All Rents to Lender on real property located in Linn County, State of Iowa.

(C)  a Commercial Security Agreement dated March 5, 2019 made and executed between LF3 Cedar Rapids. LLC and LF3 Cedar Rapids TRS, LLC and Lender on collateral described as:

All Fixtures at 1230 Collins Road NE, Cedar Rapids, IA 52402

(D)  a Commercial Security Agreement dated March 5, 2019 made and executed between LF3 Cedar Rapids TRS, LLC and Lender on collateral described as:

Assignment of License Agreement dated November 30, 2018 between HOLIDAY HOSPITALITY FRANCHISING, LLC, a Delaware Limited Liability Company and LF3 Cedar Rapids TRS, LLC, a Delaware Limited Liability Company. This License constitutes a license to operate a hotel as Holiday Inn Express brand hotel located at 1230 Collins Road NE, Cedar Rapids, IA 52402

(E)   a Commercial Security Agreement dated March 5, 2019 made and executed between LF3 Cedar Rapids, LLC and LF3 Cedar Rapids TRS, LLC and Lender on collateral described as:

All inventory, equipment, accounts (including but not limited to all health-care-insurance receivables), chattel paper, instruments (including but not limited to all promissory notes), letter-of-credit rights, letters of credit, documents, deposit accounts, investment property, money, other rights to payment and performance, and general intangibles (including but not limited to all software and all payment intangibles); all oil, gas and other minerals before extraction; all oil, gas, other minerals and accounts constituting as-extracted collateral; all fixtures; all timber to be cut; all attachments, accessions, accessories, fittings, increases, tools, parts, repairs, supplies, and commingled goods relating to the foregoing property, and all additions, replacements of and substitutions for all or any part of the foregoing property; all insurance refunds relating to the foregoing property; all good will relating to the foregoing property; all records and data and embedded software relating to the foregoing property, and all equipment, inventory and software to utilize, create, maintain and process any such records and data on electronic media; and all supporting obligations relating to the foregoing property; all whether now existing or hereafter arising, whether now owned or hereafter acquired or whether now or hereafter subject to any rights in the foregoing property; and all products and proceeds (including but not limited to all insurance payments) of or relating to the foregoing property.

LINE OF CREDIT. This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Advances under this Note may be requested only in writing by Borrower or as provided in this paragraph. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs.

REPLACEMENT RESERVE. LF3 Cedar Rapids, LLC and LF3 Cedar Rapids TRS, LLC will be required to maintain a Replacement Reserve account at the Bank, beginning 12-months following loan closing. A hold will be placed on all funds maintained in this account. Required deposits into the reserve account will be equal to 1% of gross revenues for the first 12-months following loan closing, 2% of gross revenue for the next 12-months, and 3% of gross revenues for the remaining term. Borrower will be required to provide the Bank with a written request of at least $50,000 for any withdrawals from this account with all withdrawals subject to Bank approval.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower’s account(s) to a consumer reporting agency. Borrower’s written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: Western State Bank 110 4th St SE Devils Lake, ND 58301.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Each Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower’s sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other Borrower. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. EACH BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

LF3 CEDAR RAPIDS, LLC

LODGING FUND REIT III OP, LP, Sole Member of LF3 Cedar Rapids, LLC

LODGING FUND REIT III INC., General Partner of Lodging Fund REIT III OP, LP

By:	/s/ Corey R. Maple
Corey R. Maple, Chief Executive Officer and Secretary of Lodging Fund REIT III, Inc.

LF3 CEDAR RAPIDS TRS, LLC

LODGING FUND REIT III TRS, INC., Sole Member of LF3 Cedar Rapids TRS, LLC

By:	/s/ Corey R. Maple
Corey R. Maple, Chief Executive Officer and Secretary of Lodging Fund REIT III TRS, Inc.

LENDER:

WESTERN STATE BANK

X	/s/ Ryan Rued
Ryan Rued, VP/Business Banking Officer

LaserPro, Ver. 18.4.20.085 Copr. Finastra USA Corporation 1997, 2019. All Rights Reserved. - ND

ACKNOWLEDGEMENT

I, Corey R. Maple, signed all of the following documents, and my signature on the following documents is my true and correct signature:

•    Business Resolutions

•    Business Loan Agreement

•    Promissory Note

•    Commercial Guaranty (2)

•    Commercial Security Agreement

•    Mortgage & Assignment of Rents

•    Agreements to Provide Insurance/Notices of Insurance Requirements

•    Disbursement Request and Authorization

Dated this 5 day of March, 2019.

/s/ Corey R. Maple
Corey R. Maple

State of FL	)
) ss.
County of Sarasota	)

On this 5 day of March, 2019, before me personally appeared Corey R. Maple, known to me to be the person who is described in and who executed the foregoing instrument, and acknowledged that he executed the same.

/s/ John Dooley
Notary Public
My Commission Expires: